Exhibit 21.1

Medicine Man Technologies, Inc.

List of Subsidiaries

Subsidiary	State of Incorporation
Schwazze IP Holdco LLC	Colorado
SCG Holding, LLC	Colorado
Schwazze Colorado LLC	Colorado
Medicine Man Consulting, Inc.	Colorado
Two J’s LLC d/b/a The Big Tomato	Colorado
PBS Holdco LLC d/b/a Mesa Organics d/b/a Purplebee’s	Colorado
MIH Manager LLC	Colorado
Schwazze Biosciences, LLC	Colorado
SBUD LLC d/b/a Star Buds	Colorado
Emerald Fields Merger Sub, LLC	Colorado
Reserve1, LLC d/b/a Emerald Fields	Colorado
Reserve 1 Manitou, LLC d/b/a Emerald Fields	Colorado
Liberty Fields, LLC	Colorado
Colorado Black Diamond Cannabis Company, LLC	Colorado
Double Brow, LLC d/b/a Star Buds d/b/a Emerald Fields	Colorado
Smoke Holdco, LLC d/b/a Star Buds d/b/a Emerald Fields	Colorado
Flower Mountain Holdings, LLC	Colorado
Mesa Organics II Ltd	Colorado
Mesa Organics III Ltd	Colorado
Mesa Organics IV Ltd	Colorado
Schwazze New Mexico, LLC	New Mexico
Nuevo Holding, LLC	New Mexico
Nuevo Elemental Holding, LLC	New Mexico
Elemental Kitchen and Laboratories, LLC	New Mexico
Evergreen Holdco, LLC	New Mexico